SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                           Elantec Semiconductor, Inc.
                           ---------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    284155108
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 19 Pages

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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 284155108                                                  13G                                Page 2 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL IV   95-3895703
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95          Amendment 2/96
   REPORTING PERSON WITH                       -0-                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally filed 2/95          Amendment 2/96
                                            568,206                                      -0-
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95          Amendment 2/96
                                         -0-                                         -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally filed 2/95          Amendment 2/96
                                         568,206                                      -0-
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95          Amendment 2/96
                   568,206                                      -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95          Amendment 2/96
                     6.3%                                          -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 2 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 284155108                                                  13G                                Page 3 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (MP)   95-3895702
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95          Amendment 2/96
   REPORTING PERSON WITH                                  -0-                                         -0-
                                          ----- ------------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95          Amendment 2/96
                                                       568,206                                      -0-
                                          ----- ------------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95          Amendment 2/96
                                                    -0-                                         -0-
                                          ----- ------------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95          Amendment 2/96
                                                    568,206                                      -0-
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95          Amendment 2/96
                   568,206                                      -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95          Amendment 2/96
                     6.3%                                          -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 3 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No.284155108                                                   13G                                Page 4 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS II  95-3896812
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95            Amendment 2/96
   REPORTING PERSON WITH                       -0-                                     -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally filed 2/95            Amendment 2/96
                                               36,350                                  -0-
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95            Amendment 2/96
                                               -0-                                     -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally filed 2/95            Amendment 2/96
                                               36,350                                  -0-
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95            Amendment 2/96
                        36,350                                  -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95            Amendment 2/96
              Less than 1%                                      -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 4 of 19 Pages
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 284155108                                                  13G                                Page 5 of 19 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL GROWTH FUND   95-4107950
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                      -0-                                            -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally filed 2/95           Amendment 2/96
                                          482,018                                        482,018
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95           Amendment 2/96
                                     -0-                                            -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally filed 2/95           Amendment 2/96
                                        482,018                                          482,018
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                 482,018                                         482,018
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                   5.6%                                               5.5%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                               Page 5 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 284155108                                                  13G                                Page 6 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (CF)  95-4107954
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                 -0-
                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                     482,018                                    482,018
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                -0-                                            -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                   482,018                                      482,018
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                 482,018                                         482,018
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                   5.6%                                               5.5%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 6 of 19 Pages
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -284155108                                                 13G                                Page 7 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS III   95-4121645
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                -0-                                          -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                      30,766                                        30,766
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                      -0-                                             -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    30,766                                        30,766
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                30,766                                        30,766
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                   Less than 1%                        Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 7 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 284155108                                                  13G                                Page 8 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------------------- ---------- ---- -------------------------------------------------------------------------
 NUMBER OF SHARES BENEFICIALLY OWNED BY               5   SOLE VOTING POWER
       EACH REPORTING PERSON WITH                         Originally filed 2/95       Amendment 2/96
                                                                  12,083           13,958 (includes 3,541 exercisable options)
                                                     ---- -------------------------------------------------------------------------
                                                      6   SHARED VOTING POWER
                                                          Originally filed 2/95           Amendment 2/96
                                                             1,152,669                                   512,784
                                                     ---- -------------------------------------------------------------------------
                                                      7   SOLE DISPOSITIVE POWER
                                                          Originally filed 2/95           Amendment 2/96
                                                          12,083                   13,958 (includes 3,541 exercisable options)
                                                     ---- -------------------------------------------------------------------------
                                                      8   SHARED DISPOSITIVE POWER
                                                          Originally filed 2/95           Amendment 2/96
                                                          1,152,669                                   512,784
----------------------------------------- ---------- ---- -------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
              1,164,752                                        526,742
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                   12.9%                                          6%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 8 of 19 Pages
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -284155108                                                 13G                                Page 9 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                     -0-                                      -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                        1,117,340                                 512,784
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                             -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    1,117,340                                 512,784
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                1,117,340                                 512,784
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                     12.4%                                        5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 9 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -284155108                                                 13G                                Page 10 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                     -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    512,784                                      512,784
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    512,784                                      512,784
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                    512,784                                      512,784
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                      5.6%                                        5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 10 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -284155108                                                 13G                                Page 11 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                     -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    512,784                                      512,784
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    512,784                                      512,784
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                    512,784                                      512,784
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                      5.6%                                        5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 11 of 19 Pages
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 284155108                                                  13G                                Page 12 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              GORDON RUSSELL
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                     -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    512,784                                      512,784
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                -0-                                     -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                    512,784                                      512,784
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
                    512,784                                      512,784
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
                      5.6%                                        5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 12 of 19 Pages
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 284155108                                                  13G                                Page 13 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XVI 95-3993077
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                        -0-                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                11,578                                              -0-
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                -0-                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                11,578                                              -0-
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
              11,578                                              -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
              Less than 1%                                   -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 13 of 19 Pages
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 284155108                                                  13G                                Page 14 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XVII  95-4147799
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- -- ------ -------------------------------------------------------------------------------------------
      NUMBER OF SHARES             5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH             Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                -0-                                                -0-
                             ---- -------------------------------------------------------------------------------------------------
                              6   SHARED VOTING POWER
                                  Originally filed 2/95           Amendment 2/96
                                  9,135                                                     -0-
                             ---- -------------------------------------------------------------------------------------------------
                              7   SOLE DISPOSITIVE POWER
                                  Originally filed 2/95           Amendment 2/96
                                  -0-                                                -0-
                             ---- -------------------------------------------------------------------------------------------------
                              8   SHARED DISPOSITIVE POWER
                                  Originally filed 2/95           Amendment 2/96
                                  9,135                                                     -0-
--------------- ------------ ---- -------------------------------------------------------------------------------------------------
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
              9,135                                                     -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
              Less than 1%                                    -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 14 of 19 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 284155108                                                  13G                                Page 15 of 19 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XXII
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95           Amendment 2/96
   REPORTING PERSON WITH                                 -0-                                          -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95           Amendment 2/96
                                                2,533                                              -0-
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                -0-                                          -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95           Amendment 2/96
                                                2,533                                              -0-
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95           Amendment 2/96
              2,533                                              -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95           Amendment 2/96
              Less than 1%                                 -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                               Page 15 of 19 Pages

       (a)        Name of Issuer:           Elantec Semiconductor, Inc.
                                                     .
       (b)        Address of Issuer's Principal Executive Offices:
                                                     1996 Tarob Court
                                                     Milpitas, CA 95035
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital IV ("SC IV")
                                            Sequoia Partners (MP) ("SP(MP)")
                                            Sequoia Technology Partners II
                                             ("STP II")
                                            Sequoia Capital Growth Fund ("SCGF")
                                            Sequoia Partners (CF) ("SP(CF)")
                                            Sequoia Technology Partners III
                                             ("STP III")
                                            Sequoia XVI (`S XVI")
                                            Sequoia XVII ("S XVII")
                                            Sequoia XXII ("S XXII")
                                            Pierre Lamond ("PL")
                                            Donald T. Valentine ("DTV")
                                            Thomas F. Stephenson ("TFS")
                                            Gordon Russell ("GR")
                                            Michael Moritz ("MM")


       SP(MP) is the General Partner of SC IV. PL, DTV, TFS, MM and GR are General Partners of SP(MP) and STP II. SP(CF) is the General Partners of SCGF. TFS, PL, DTV, GR and MM are General Partners of SP(CF) and STP III.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SC IV, SP(MP), STP II, SCGF, SP(CF),
                                            STP III,  S XVI, S XVII,  S XXII,  :
                                            California  PL, DTV, TFS, GR: United
                                            States; MM: UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             284155108


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

         Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                               Page 16 of 19 Pages

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                               Page 17 of 19 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1997

SEQUOIA CAPITAL IV                        SEQUOIA CAPITAL GROWTH FUND
By its General Partner,                   By its General Partner
Sequoia Partners (MP)                     Sequoia Partners (CF)

--------------------------------          --------------------------------
Donald Valentine, General Partner         Thomas F. Stephenson, General Partner

SEQUOIA TECHNOLOGY PARTNERS VI            SEQUOIA TECHNOLOGY PARTNERS III



--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
Michael Moritz

                               Page 18 of 19 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 5, 1997

SEQUOIA CAPITAL IV                         SEQUOIA CAPITAL GROWTH FUND
By its General Partner,                    By its General Partner
Sequoia Partners (MP)                      Sequoia Partners (CF)

--------------------------------           --------------------------------
Donald Valentine, General Partner          Thomas F. Stephenson, General Partner

SEQUOIA TECHNOLOGY PARTNERS II             SEQUOIA TECHNOLOGY PARTNERS III

SEQUOIA XVI
SEQUOIA XVII
SEQUOIA XXII

--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russsell


--------------------------------
Michael Moritz


                               Page 19 of 19 Pages